Exhibit 10.1

[LETTERHEAD OF FIRST BUSEY CORPORATION]

August 26, 2024

Van A. Dukeman

At the address on file with the Corporation

Dear Van:

Reference is made to the Agreement and Plan of Merger, dated as of August 26, 2024, between First Busey Corporation (the “Corporation”) and CrossFirst Bankshares, Inc. (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”) and your Employment Agreement, dated as of December 26, 2001, by and between you and the Corporation, as amended from time to time (your “Employment Agreement”). The effectiveness of the terms of this letter agreement shall be conditioned upon the Closing. Notwithstanding anything in this agreement to the contrary, in the event that the Merger Agreement terminates prior to Closing, this letter agreement shall be void ab initio. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Merger Agreement, except as otherwise noted.

As you are aware, the Merger Agreement contemplates that, as of the Closing Date, you will continue to serve as Executive Chairman of the Board of Directors of the Surviving Corporation (the “Board”) and as Chief Executive Officer of the Surviving Corporation, reporting to the Board, and will serve as Executive Chairman of the Board of Directors of Busey Bank (the “Bank Board”), reporting to the Bank Board, but you will no longer serve as Chief Executive Officer of Busey Bank. As of the earlier of (a) the 12-month anniversary of the closing of the Bank Merger and (b) the 18-month anniversary of the Effective Time, you will no longer serve as Chief Executive Officer of the Surviving Corporation but until the end of the Specified Period (as defined below), you will continue to serve as Executive Chairman of the Board, reporting to the Board, and as Executive Chairman of the Bank Board, reporting to the Bank Board. The roles described in this paragraph are referred to as the “Succession Plan.”

This letter agreement confirms to you, and you agree, that your Employment Agreement shall be amended as follows:

1.	Compensation. Following the Closing Date and through later of (x) the three-year anniversary of the Closing Date and (y) the two-year anniversary of the Bank Merger (the “Specified Period”), your base salary, annual bonus and long-term incentive awards will be reviewed from time to time based on personal performance, company performance and market conditions and benchmarked against market compensation packages for chief executive officers at comparable financial institutions, and will be no less than those paid to the Executive Vice Chairman of the Board.

2.	Termination of Employment Agreement Severance. The Corporation has determined to terminate your right to any severance pursuant to your Employment Agreement, in compliance with the Code Section 409A change in control plan termination rules. Accordingly, the cash severance that would have been payable to you in connection with a qualifying termination under Section 4(g)(ii) of your Employment Agreement (with the “Severance Payment” amount calculated based on your annual base salary as of the Closing Date and the amount of your performance bonus earned for the completed fiscal year prior to the Closing Date) will be paid in a lump sum on the one-year anniversary of the Closing Date (the “Retention Payment”), subject to your continued employment through such date. The final amount of the Retention Payment will be determined at or around the Closing Date and shall be no less than the severance that would have been available to you under Section 4(g)(ii) of your Employment Agreement. In the event you experience a Qualifying Termination (as defined below), or in the event of a termination of employment due to your death or disability (as described in your Employment Agreement), in each case, prior to the one-year anniversary of the Closing Date, your Retention Payment will be paid in full on the first regular pay date immediately following the date on which the Release Requirements (as defined below) are satisfied, and will not be subject to the clawback described below. In consideration for the covenants set forth in this letter agreement, (a) you hereby acknowledge and agree that no severance benefits or payments will be due under Section 4 of your Employment Agreement in the event of any termination of your employment following the Closing Date and (b) you agree that in the event of a termination of employment for Cause (as defined in your Employment Agreement) or resignation other than due to a Constructive Discharge (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Constructive Discharge” below) (i) between the payment date of the Retention Payment and the two-year anniversary of the Closing Date, you will promptly repay two-thirds of the Retention Payment or (ii) between the two-year and three-year anniversaries of the Closing Date, you will promptly repay one-third of the Retention Payment.

3.	Severance. In the event that, prior to the end of the Specified Period, (a) the Succession Plan does not occur in accordance with the Merger Agreement and you resign in accordance with the notice and timing procedures for Constructive Discharge in your Employment Agreement or (b) you experience a termination of your employment without Cause (as defined in your Employment Agreement) or by reason of Constructive Discharge (as defined in your Employment Agreement, but subject to the section entitled “Waiver of Constructive Discharge” below) (each such termination of employment in clauses (a) and (b), a “Qualifying Termination”), you will be entitled to receive (i) any annual bonus or long-term incentive award earned or accrued for a prior performance period that has not yet been paid, (ii) the greater of (A) an amount equal to the sum of (x) your then applicable base salary through the remainder of the Specified Period and (y) annual performance bonuses (based on your then most recent annual performance bonus) that would have been earned or accrued during the remainder of the Specified Period and (B) an amount equal to the sum of your then applicable annual base salary and then most recent annual performance bonus, (iii) payment for the value of the contributions that would have been made to you or for your benefit under all applicable retirement and other employee benefit plans had your employment continued through December 31 of the year in which your termination of employment occurs and (iv) continuing coverage under all existing life, health and disability programs for one year following your termination date. In the event you experience a termination of employment due to your death or disability (as described in your Employment Agreement), you will be entitled to receive the amounts specified in (i), (ii)(B), (iii) and (iv). All amounts under this section will be payable in equal bi-weekly installments commencing on the first regular pay date immediately following the date on which the Release Requirements are satisfied, for the greater of the remainder of the Specified Period or 12 months. In order to satisfy the “Release Requirements”, you must: (1) execute and deliver to the Corporation a separation agreement which includes a release of all claims in such form as requested by the Corporation within 22 days following your termination date (or any such longer period if required by applicable law and communicated to you) and do not revoke the release during the seven-day period following the execution date (or any such longer period if required by applicable law and communicated to you) and (2) remain in compliance with the restrictive covenants described in the section entitled “Non-Competition” below. Amounts under this letter agreement that are conditioned on the satisfaction of the Release Requirements will be paid or will commence, if at all, in accordance with the terms of this letter agreement but in no event later than 75 days following your termination date and only if such Release Requirements have been satisfied prior to such date. In the event that the 29-day period (or any such longer period if required by applicable law and communicated to you) described in the Release Requirements begins in one calendar year and ends in a second calendar year, any payment that is conditioned on the satisfaction of the Release Requirements shall commence in the second calendar year. For purposes of Code Section 409A, each payment made under this letter agreement will be treated as a separate payment.

4.	Outstanding Equity Awards. Your Corporation equity awards will continue to be outstanding equity awards of the Surviving Corporation and will vest in accordance with their respective terms; provided, however, that (a) performance criteria on all performance-based restricted stock units (the “PSUs”) outstanding as of the Closing Date shall be deemed satisfied at Closing based on actual performance as of immediately prior to the Closing Date in accordance with the Merger Agreement and (b) such PSUs will only be subject to service-based vesting (the “Service Vesting PSUs”). In the event you experience a Qualifying Termination prior to the end of the Specified Period, (a) your outstanding time-based restricted stock unit awards (and any other time-based equity awards, including the Service Vesting PSUs) will accelerate and vest in full and settle at the earliest time permitted without triggering a tax or penalty under Section 409A of the Internal Revenue Code and (b) the service condition with respect to your then-outstanding equity awards that are subject to performance-based vesting conditions will be waived and such performance-based equity awards will remain outstanding and eligible to vest based on achievement of the relevant performance metrics at the end of the applicable performance period. You hereby waive any right to “single-trigger” accelerated vesting of your unvested equity awards of the Corporation solely as a result of the transactions contemplated by the Merger Agreement or any further change in control. The vesting treatment on retirement, death and disability applicable to your currently outstanding Corporation equity awards will continue to apply, including following the end of the Specified Period.

5.	Waiver of Constructive Discharge. You hereby acknowledge and agree that your removal as Chief Executive Officer of Busey Bank at the Closing Date and your removal as Chief Executive Officer of the Surviving Corporation as of the earlier of (a) the 12-month anniversary of the closing of the Bank Merger and (b) the 18-month anniversary of the Effective Time, and the associated changes resulting from the Succession Plan will not give rise to Constructive Discharge under Section 4(c) of your Employment Agreement. In addition, you hereby agree to waive your right to terminate your employment within one year after a Change of Control (as defined in the Employment Agreement) pursuant to Section 4(d) of your Employment Agreement.

6.	Non-Competition. You will continue to be bound by the restrictive covenants set forth in your Employment Agreement and you hereby acknowledge and agree that until the later of (a) one year following your termination of employment and (b) the end of the Specified Period, you will not directly or indirectly compete with the business of the Corporation and its subsidiaries and affiliates, including by doing any of the following: engage or invest in, own, manage, operate, control, finance, participate in the ownership, management, operation or control of, be employed by, associate with or in any manner be connected with, serve as an employee, officer or director of or consultant to, lend your name or any similar name to, lend your credit to, or render services or advice to any person, firm, partnership, corporation, trust or other entity that owns or operates, or is, a bank, savings and loan association, credit union, wealth management or investment advisory firm, or similar financial institution (a “Financial Institution”) with any office located, or to be located at an address identified in a filing with any regulatory authority, within the Restrictive Area (as defined below). “Restrictive Area” means an area that encompasses a 50-mile radius from each banking and other office location of the Corporation and its subsidiaries and affiliates, as they may exist from time to time. The foregoing non-competition covenant shall not prohibit you from owning directly or indirectly capital stock or similar securities that are listed on a securities exchange or quoted on a national securities exchange that do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution. The Corporation may assign any of its rights under the non-competition covenant described herein to Busey Bank at any time. In addition, Busey Bank shall be a third-party beneficiary of this Section 6 entitled to enforce any rights thereunder.

7.	Code Section 280G. You hereby acknowledge and agree that, from and following the Closing Date, you will not be entitled to the excise tax gross-up set forth in Section 4(g)(iv) of your Employment Agreement. Notwithstanding anything to the contrary in Section 4(g)(iv) of your Employment Agreement, you hereby agree that in the event that, after the Closing Date, any payment under this letter agreement or your Employment Agreement, either separately or in conjunction with any other payments, (a) constitutes “parachute payments” within the meaning of Section 280G of the Code, and (b) but for this provision, would be subject to the excise tax imposed by Section 4999 of the Code, then such payments and benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by you on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Any reduction in payments and/or benefits required by this provision will occur in the following order: (A) reduction of cash payments; (B) reduction of vesting acceleration of equity awards; and (C) reduction of other benefits paid or provided to you. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

8.	Miscellaneous. Except as set forth above, the terms of your Employment Agreement will remain in full force and effect. Section headings herein are for reference purposes only and shall not affect the interpretation of the provisions hereof.

[Signature Pages Follow]

The parties have executed and entered into this letter agreement on the date first written above and it shall be effective and binding on the parties on and after such date.

Sincerely,

FIRST BUSEY CORPORATION

By:	/s/Jeffrey D. Jones
Name: Jeffrey D. Jones
Title: Executive Vice President, Chief Financial Officer

AGREED AND ACCEPTED:

/s/Van A. Dukeman
Van A. Dukeman

ACKNOWLEDGED AND AGREED WITH RESPECT TO
SECTION 6:

BUSEY BANK

By:	/s/Jeffrey D. Jones
Name: Jeffrey D. Jones
Title: Executive Vice President, Chief Financial Officer

[Signature Page to Letter Agreement]